Exhibit 99

Item 6.  Selected Financial Data

The selected financial data below is presented using the basis of accounting relevant to each period. For all periods prior to the completion of NEP’s IPO on July 1, 2014, the selected financial data below represents the combination of the projects acquired in connection with the IPO, as well as Palo Duro and Shafter, which were acquired in the first quarter of 2015 as further described in Note 1. For all periods subsequent to the completion of NEP’s IPO, the selected financial data represents the consolidated financial results of NEP, including Palo Duro and Shafter. The Palo Duro and Shafter acquisitions were a transfer of assets between entities under common control, which required them to be accounted for as if the transfers occurred since the inception of common control, with prior periods retrospectively adjusted to furnish comparative information. Accordingly, the consolidated financial data has been retrospectively adjusted to include the historical results and financial position of Palo Duro and Shafter prior to their respective acquisition dates.

	Years Ended December 31,
	2014	2013	2012
SELECTED DATA OF NEP (millions, except per unit and GWh amounts):
Operating revenues	$304	$142	$93
Net income	$52	$15	$16
Net income attributable to NEP	$3	n/a	n/a
Earnings per common unit attributable to NEP - basic and assuming dilution	$0.16	n/a	n/a
Distributions paid per common unit	$0.1875	n/a	n/a
Total assets	$3,229	$2,639	$2,321
Long-term debt, excluding current maturities	$1,758	$1,429	$1,381
GWh generated	2,695	1,701	1,157

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the Notes to Consolidated Financial Statements contained herein. In the opinion of NEP management, all adjustments considered necessary for fair financial statement presentation have been made. The results of operations for the accounting predecessor are not indicative of the actual level of expense that would have been incurred had NEP operated as a publicly-traded company during the period prior to the completion of the IPO.

Following NEP’s IPO, NEP has consolidated the results of NEP OpCo and its subsidiaries through its controlling interest in the general partner of NEP OpCo. At December 31, 2014, NEP owned a 20.1% limited partnership interest in NEP OpCo and NEE Equity owned a noncontrolling 79.9% limited partnership interest in NEP OpCo. NEP's financial results are shown on a consolidated basis with financial results attributable to NEE Equity reflected in noncontrolling interest.

The discussion and analysis below has been organized as follows:

•	overview, including a description of NEP's business and significant factors that are important to understanding the results of operations and financial condition;

•	results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of operations;

•	liquidity and capital resources, addressing NEP's liquidity position, financing arrangements, contractual obligations, capital expenditures, cash distributions to unitholders and cash flows;

•
critical accounting policies and estimates, which are most important to both the portrayal of NEP's financial condition and results of operations, and which require management’s most difficult, subjective or complex judgments; and

•	quantitative and qualitative disclosures about market risk.

Overview

Company Description

NEP is a growth-oriented limited partnership formed by NEE to acquire, manage and own contracted clean energy projects with stable long-term cash flows. At December 31, 2014, NEP owned a controlling, non-economic general partnership interest and a

20.1% limited partnership interest in NEP OpCo. Through NEP OpCo, NEP owns a portfolio of contracted renewable generation assets consisting of wind and solar projects. On May 12, 2015, NEP completed the sale of 2,594,948 common units representing limited partnership interests in NEP in a private placement that resulted in the increase of its limited partnership interest in NEP OpCo to 22.2%. See Note 2 - Equity.

NEP expects to take advantage of trends in the North American energy industry, including the addition of clean energy projects as aging or uneconomic generation facilities are phased out, increased demand from utilities for renewable energy to meet state RPS requirements and improving competitiveness of energy generated from wind and solar projects relative to energy generated using other fuels. NEP plans to focus on high-quality, long-lived projects operating under long-term contracts with creditworthy counterparties that are expected to produce stable long-term cash flows. NEP believes its cash flow profile, geographic and technological diversity, cost-efficient business model and relationship with NEE provide NEP with a significant competitive advantage and enable NEP to execute its business strategy.

The following table sets forth the projects in NEP's portfolio and their respective commercial operation date, nameplate capacity, energy sale counterparty, contract expiration and the name and maturity date of project financing agreements:

Project	Commercial Operation Date	Resource	MW	Counterparty	Contract Expiration	Project Financing (Maturity)
Northern Colorado	September 2009	Wind	174	Public Service Company of Colorado	2029 (22 MW) / 2034 (152 MW)	Mountain Prairie (2030)
Elk City	December 2009	Wind	99	Public Service Company of Oklahoma	2030	Mountain Prairie (2030)
Perrin Ranch	January 2012	Wind	99	Arizona Public Service Company	2037	Canyon Wind (2030)
Moore	February 2012	Solar	20	IESO	2032	St. Clair (2031)
Sombra	February 2012	Solar	20	IESO	2032	St. Clair (2031)
Conestogo	December 2012	Wind	23	IESO	2032	Trillium (2033)
Tuscola Bay	December 2012	Wind	120	DTE Electric Company	2032	Canyon Wind (2030)
Summerhaven	August 2013	Wind	124	IESO	2033	Trillium (2033)
Genesis	November 2013 (125 MW)/ March 2014 (125 MW)	Solar	250	Pacific Gas & Electric Co.	2039	Genesis (2038)
Bluewater	July 2014	Wind	60	IESO	2034	Bluewater (2032)
Palo Duro	December 2014	Wind	250	Southwestern Public Service Company	2034	none
Shafter	May 2015	Solar	20	Pacific Gas & Electric Company	2035	none
Total			1,259

In January 2015, a subsidiary of NEP completed the acquisition of the Palo Duro wind facility, an approximately 250 MW wind generating facility located in Texas. In February 2015, a subsidiary of NEP acquired the development rights and facilities under construction of Shafter, a 20 MW solar generating facility located in California. The acquisitions were a transfer of assets between entities under common control, which required them to be accounted for as if the transfers occurred since the inception of common control, with prior periods retrospectively adjusted to furnish comparative information. Accordingly, the consolidated financial statements have been retrospectively adjusted to include the historical results and financial position of Palo Duro and Shafter prior to their respective acquisition dates.

In April 2015, a subsidiary of NEP made an equity investment in three NEER solar projects currently under construction in California. Once completed, the solar projects are expected to have a total generating capacity of 277 MW. See Note 1.

In May 2015, a subsidiary of NEP completed the acquisition of (1) Ashtabula Wind III, LLC, a project company that owns an approximately 62 MW wind generating facility located in North Dakota; (2) Baldwin Wind Holdings, LLC, which indirectly owns an approximately 102 MW wind generating facility located in North Dakota; (3) Mammoth Plains Wind Project Holdings, LLC, which indirectly owns an approximately 199 MW wind generating facility located in Oklahoma; and (4) FPL Energy Stateline Holdings, L.L.C., which indirectly owns a 300 MW wind generating facility located in Oregon and Washington (collectively, the May project acquisitions). See Note 1.

Significant Factors Affecting Results of Operations and Financial Condition

Significant factors that could affect NEP's results of operations and financial condition are:

•	wind and solar resource levels, weather conditions and the operational performance of NEP's portfolio;

•	financings; and

•	O&M expenses.

Wind and solar resource levels, weather conditions and the performance of NEP's portfolio represent significant factors that could affect its operating results because these variables impact energy sales. Energy produced from NEP's portfolio depends primarily on wind and solar resource levels, weather conditions at each project and the related impact of each on the performance of the projects.

NEP's wind analysis evaluates wind speed and prevailing direction, atmospheric conditions, wake and seasonal variations for each project. NEP's solar analysis evaluates solar irradiance levels and prevailing direction, atmospheric conditions and seasonal variations for each project.

Financings

NEP intends to use a portion of its cash flows for interest and principal payments on borrowings under various financing arrangements. Interest expense reflects periodic interest on project-level debt of the portfolio and interest on borrowings by other subsidiaries of NEP. Changes in interest rates could impact the amount of interest due under these financings, to the extent the interest expense is not hedged under a swap agreement.

Principal payments under existing project financings are due on a semi-annual basis. The following table shows certain characteristics of NEP's various project financings outstanding as of December 31, 2014:

Project Financing	Principal Payments	Maturity	Principal Amount Outstanding as of December 31, 2014	Principal Payments for Year Ending December 31, 2015	Principal Payable Thereafter(a)
			(millions)
Mountain Prairie	June and December	2030	$282	$9	$273
St. Clair	February and August	2031	135	7	128
Canyon Wind	March and September	2030	211	12	199
Trillium	February and August	2033	267	7	260
Genesis(b)	February and August	2038	515	37	478
Genesis	March and September	2038	280	—	280
Bluewater	June and December	2032	146	6	140
Total			$1,836	$78	$1,758
____________________

(a)	The amortization of project financings is principally related to the length of the applicable PPA.

(b)	Approximately $113 million of the Genesis balance relates to a bank loan with a stated maturity date of 2019. See Note 7.

See Liquidity and Capital Resources - Financing Arrangements for additional information.

Expenses

O&M expenses are expected to increase by approximately $4 million on an annualized basis relative to the comparable predecessor annual period as a result of becoming a publicly-traded limited partnership. This increase will be due, in part, to increased third-party accounting services, filing reports with the SEC, independent auditor fees, investor relations activities, directors’ fees, compensation and expenses, directors’ and officers’ insurance, stock exchange listing fees, registrar and transfer agent fees and other expenses. NEP OpCo will reimburse NEP for such expenses. During the year ended December 31, 2014, NEP's financial statements reflect the impact of these increased expenses, which affect, and will continue to affect, the comparability of NEP's accounting predecessor’s historical financial statements for periods prior to the completion of the IPO.

O&M expenses, including the impact of the acquisitions of Palo Duro and Shafter discussed above, are expected to increase by approximately $6 million on an annualized basis relative to the comparable predecessor annual period as a result of the annual management fee equal to the greater of 1% of the sum of NEP OpCo’s net income plus interest expense, income tax expense and depreciation and amortization expense less certain non-cash, non-recurring items for the most recently ended fiscal year and $4 million (as adjusted for inflation beginning in 2016), which will be paid in quarterly installments of $1 million with an additional payment each January to the extent 1% of the sum of NEP OpCo’s net income plus interest expense, income tax expense and depreciation and amortization expense less certain non-cash, non-recurring items for the preceding fiscal year exceeds $4 million (as adjusted for inflation beginning in 2016). NEP's financial statements for the year ended December 31, 2014 reflect, and for subsequent periods will reflect, the impact of this increased expense, which affects the comparability of its accounting predecessor’s historical financial statements for periods prior to the completion of the IPO.

O&M expenses related to the portfolio are expected to remain relatively stable from year to year. However, O&M expenses are likely to be higher for the year ending December 31, 2015, as compared to historical periods due to the timing of commencement of commercial operations at a number of the projects in the portfolio, which will affect the comparability of NEP's accounting predecessor’s historical financial statements for periods prior to the completion of the IPO. NEP's O&M expenses are likely to increase as it acquires new projects.

Results of Operations

	Years Ended December 31,
	2014	2013	2012
	(millions)
STATEMENT OF OPERATIONS DATA:
OPERATING REVENUES	$304	$142	$93
OPERATING EXPENSES
Operations and maintenance	58	30	17
Depreciation and amortization	78	39	24
Transmission	2	2	2
Taxes other than income taxes and other	5	5	1
Total operating expenses	143	76	44
OPERATING INCOME	161	66	49
OTHER INCOME (DEDUCTIONS)
Interest expense	(93)	(42)	(43)
Gain on settlement of contingent consideration of project acquisition	—	5	—
Other - net	—	—	1
Total other deductions - net	(93)	(37)	(42)
INCOME BEFORE INCOME TAXES	68	29	7
INCOME TAX EXPENSE (BENEFIT)	16	14	(9)
NET INCOME	$52	$15	$16

2014 Compared to 2013

Operating Revenues

Operating revenues primarily consist of income from the sale of energy under NEP's PPAs. Operating revenues increased $162 million during the year ended December 31, 2014, as compared to the year ended December 31, 2013, primarily due to the commencement of commercial operations at Summerhaven in August 2013, Genesis Unit 1 in November 2013, Genesis Unit 2 in March 2014, Bluewater in July 2014 and Palo Duro in December 2014.

	Years Ended December 31,
	2014	2013
	(dollars in millions)
Operating revenues	$304	$142
Generation	2,695 GWh	1,701 GWh

Operating Expenses

Operations and Maintenance

O&M expenses include interconnection costs, labor expenses, turbine servicing costs, lease royalty payments, property taxes, insurance, materials, supplies, shared services and administrative expenses attributable to NEP's projects, and costs and expenses under ASAs and O&M agreements. O&M expenses also include the cost of maintaining and replacing certain parts for the projects in the portfolio to maintain operating income or operating capacity over the long-term. O&M expense increased $28 million for the year ended December 31, 2014, as compared to the year ended December 31, 2013, primarily due to the commencement of commercial operations at Summerhaven in August 2013, Genesis Unit 1 in November 2013, Genesis Unit 2 in March 2014, Bluewater in July 2014 and Palo Duro in December 2014.

Depreciation and Amortization

Depreciation and amortization expense reflects costs associated with depreciation and amortization of NEP's assets, based on consistent depreciable asset lives and depreciation methodologies. For all of the U.S. projects except Palo Duro, subsidiaries of NEP elected or plan to elect to receive CITCs, which are recorded as a reduction in property, plant and equipment - net on the consolidated balance sheets and are amortized as a reduction to depreciation and amortization expense over the estimated life of the related property. Depreciation and amortization expense also includes a provision for wind and solar facility dismantlement, interim asset removal costs and accretion related to asset retirement obligations.

Depreciation and amortization expense increased approximately $39 million during the year ended December 31, 2014, as compared to the year ended December 31, 2013, primarily due to the commencement of commercial operations at Summerhaven in August 2013, Genesis Unit 1 in November 2013, Genesis Unit 2 in March 2014, Bluewater in July 2014 and Palo Duro in December 2014.

Other Income (Deductions)

Interest Expense

Interest expense primarily consists of interest under project financings, partially offset by interest capitalization on qualified expenditures. Interest expense increased approximately $51 million during the year ended December 31, 2014, as compared to the year ended December 31, 2013, primarily due to approximately $15 million of incremental borrowings under the Genesis bank loan and an additional financing of $280 million for Genesis in June 2014, as well as lower capitalized interest associated with the completion of construction of Genesis Unit 1 in November 2013 and Genesis Unit 2 in March 2014, a CAD $315 million financing (Trillium) for Conestogo and Summerhaven in December 2013, and a CAD $170 million financing for Bluewater in June 2014.

Gain on Settlement of Contingent Consideration of Project Acquisition

Gain on settlement of contingent consideration of project acquisition for the year ended December 31, 2013 of approximately $5 million resulted primarily from a change in estimated contingent consideration related to the acquisition of the Moore and Sombra projects. There was no similar adjustment during the year ended December 31, 2014.

Income Taxes

For periods prior to the date a project is acquired by NEP (NEP acquisition date), income taxes are calculated on the predecessor method using the separate return method for each of the project entities structured as limited liability companies or corporations. Income taxes are not included for entities that are structured as flow through entities (partnerships).

For periods after the NEP acquisition date, income taxes are calculated on the successor method where taxes are calculated for NEP as a single taxpaying corporation for U.S federal and state income tax purposes. Because NEP OpCo is a limited partnership electing to be taxed as a partnership, NEP only recognizes in income its 20.1% proportionate share of U.S. income taxes related to both the U.S. and Canadian projects, allocated by NEP OpCo. The Canadian subsidiaries are all Canadian taxpayers, and therefore, NEP recognizes in income all of the Canadian taxes.

For periods in 2014 after the NEP acquisition date, income tax expense includes 20.1% of U.S. taxes and 100% of Canadian taxes. Net income or loss attributable to noncontrolling interest includes no U.S. taxes and 79.9% of Canadian taxes. Net income attributable to NEP includes 20.1% of U.S. and Canadian taxes.

	Tax Allocation
Statement of Operations	U.S.		Canadian
Net income attributable to noncontrolling interest	0.0%		79.9%
Net income attributable to NEP	20.1%		20.1%
Total income taxes allocated to NEP	20.1%	(a)	100.0%
____________________

(a)
NEP only recognizes its share of U.S. income taxes in its consolidated financial statements. U.S. income taxes related to non-controlling interest are not reflected in NEP’s consolidated financial statements.

For the year ended December 31, 2014, NEP recorded income tax expense of $16 million, resulting in an effective tax rate of approximately 23%. The tax expense is comprised of income tax of $24 million at the statutory rate of 35% offset by $9 million of taxes attributable to noncontrolling interest.

For the year ended December 31, 2013, NEP recorded income tax expense of $14 million resulting in an effective tax rate of approximately 48%. The tax expense was largely driven by valuation allowances against deferred tax assets, partially offset by CITC benefit, both at Genesis.
Due to the transition from predecessor to successor method of accounting for income taxes, comparing current period results to the same period in the prior year does not provide meaningful information.

2013 Compared to 2012

Operating Revenues

Operating revenues primarily consist of income from the sale of energy under NEP's PPAs. Operating revenues increased approximately $49 million during the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to the commencement of commercial operations at Tuscola Bay and Conestogo in December 2012, Summerhaven in August 2013, and Genesis Unit 1 in November 2013.

	Years Ended December 31,
	2013	2012
	(dollars in millions)
Operating revenues	$142	$93
Generation	1,701 GWh	1,157 GWh

Operating Expenses

Operations and Maintenance

O&M expenses include interconnection costs, labor expenses, turbine servicing costs, lease royalty payments, property taxes, insurance, materials, supplies, shared services and administrative expenses attributable to NEP's projects, and costs and expenses under ASAs and O&M agreements. O&M expenses also include the cost of maintaining and replacing certain parts for the projects in the portfolio to maintain operating income or operating capacity over the long-term. O&M expenses increased approximately $13 million for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to the commencement of commercial operations at Tuscola Bay and Conestogo in December 2012, Summerhaven in August 2013, and Genesis Unit 1 in November 2013.

Depreciation and Amortization

Depreciation and amortization expense reflects costs associated with depreciation and amortization of NEP's assets, based on consistent depreciable asset lives and depreciation methodologies. For all of NEP's U.S. projects except Palo Duro, subsidiaries of NEP elected or plan to elect to receive CITCs, which are recorded as a reduction in property, plant and equipment - net on the consolidated balance sheets and are amortized as a reduction to depreciation and amortization expense over the estimated life of the related property. Depreciation and amortization expense also includes a provision for wind and solar facility dismantlement, interim asset removal costs and accretion related to asset retirement obligations. Depreciation and amortization expense increased approximately $15 million during the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to the commencement of commercial operations at Tuscola Bay and Conestogo in December 2012, Summerhaven in August 2013, Genesis Unit 1 in November 2013 and the acquisition of Moore and Sombra in early 2012 soon after they commenced commercial operations in February 2012.

Taxes Other than Income Taxes and Other

Taxes other than income taxes increased by approximately $4 million during the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to an increase in property taxes as a result of the commencement of commercial operations at Tuscola Bay and Conestogo in December 2012, Summerhaven in August 2013, Genesis Unit 1 in November 2013 and the acquisition of Moore and Sombra in early 2012 soon after they commenced commercial operations in February 2012.

Other Income (Deductions)

Interest Expense

Interest expense primarily consists of interest under the project financings, partially offset by interest capitalization on qualified expenditures. Interest expense decreased approximately $1 million during the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to higher interest capitalization on qualified expenditures associated with the construction of Genesis.

Gain on Settlement of Contingent Consideration of Project Acquisition

Gain on settlement of contingent consideration of project acquisition for the year ended December 31, 2013 of approximately $5 million resulted primarily from a change in estimated contingent consideration related to the acquisition of the Moore and Sombra projects. There was no similar adjustment during the year ended December 31, 2012.

Income Taxes

For the year ended December 31, 2013, NEP recorded income tax expense of $14 million resulting in an effective tax rate of approximately 48%. The tax expense also reflects valuation allowances against deferred tax assets, partially offset by CITC benefit, both at Genesis.
For the year ended December 31, 2012, NEP recorded an income tax benefit of $9 million resulting in an effective tax rate of approximately (125)%. The tax benefit primarily reflects CITC benefits, partially offset by valuation allowances against deferred tax assets.

Liquidity and Capital Resources

NEP's business uses cash to fund:

•	O&M expenses;

•	debt service payments;

•	distributions to holders of common units;

•	maintenance and expansion capital expenditures and other investments;

•	unforeseen events; and

•	other business expenses.

Prior to the completion of the IPO and for the year ended December 31, 2014, NEP’s operations largely relied on, and for subsequent periods are expected to continue to largely rely on, internally generated cash flow. NEP expects to satisfy its future capital requirements through a combination of cash on hand, cash flow from operations, and borrowings under existing and anticipated future financing arrangements. These sources of funds are expected to be adequate to provide for NEP's short-term and long-term liquidity and capital needs. However, NEP is subject to business and operational risks that could adversely affect its cash flow. A material decrease in cash flows would likely produce a corresponding adverse effect on NEP's borrowing capacity.

As a normal part of its business, depending on market conditions, NEP expects from time to time to consider opportunities to repay, redeem, repurchase or refinance its indebtedness. In addition, NEP expects from time to time to consider potential investments in new acquisitions. These events may cause NEP to seek additional debt or equity financing, which may not be available on acceptable terms or at all. Debt financing, if available, could impose operating restrictions, additional cash payment obligations and additional covenants.

NEP OpCo has agreed to allow NEER or one of its affiliates to withdraw funds received by its subsidiaries, including NEP OpCo, and to hold those funds in accounts of NEER or one of its affiliates to the extent the funds are not required to pay project costs or otherwise required to be maintained by NEP's subsidiaries, until the financing agreements permit distributions to be made, or, in the case of NEP OpCo, until such funds are required to make distributions or to pay expenses or other operating costs. If NEER fails to return withdrawn funds when required by NEP's subsidiaries’ financings, the lenders will be entitled to draw on credit support provided by NEER in the amount of such withdrawn funds. In addition, NEP OpCo will have a claim for any funds that NEER fails to return:

•	when required by its subsidiaries’ financings;

•	when its subsidiaries’ financings otherwise permit distributions to be made to NEP OpCo;

•	when funds are required to be returned to NEP OpCo; or

•	when otherwise demanded by NEP OpCo.

If NEER or one of its affiliates realizes any earnings on the withdrawn funds prior to the return of such funds, it will be permitted to retain those earnings.

Liquidity Position

At December 31, 2014 and December 31, 2013, NEP's liquidity position was approximately $560 million and $75 million, respectively. The table below provides the components of NEP’s liquidity position:

	Years ended December 31,
	2014	2013
	(millions)
Cash and cash equivalents	$98	$27
Amounts due under the CSCS agreement	211	12
Revolving credit facility(a)	250	—
Letter of credit facility - Genesis	83	83
Less letters of credit	(82)	(47)
Total(b)	$560	$75
____________________

(a)
On January 9, 2015, $58 million was drawn on this credit facility in connection with the Palo Duro acquisition. On February 27, 2015, $64 million was drawn on the credit facility in connection with the Shafter acquisition. See Note 7.

(b)	Excludes current restricted cash of approximately $80 million and $2 million at December 31, 2014 and December 31, 2013, respectively. See Note 2 - Restricted Cash.

Management believes that NEP's liquidity position and cash flows from operations will be adequate to finance O&M, capital expenditures, distributions to its unitholders and liquidity commitments. Management continues to regularly monitor NEP's financing needs consistent with prudent balance sheet management.

Financing Arrangements

Revolving Credit Facility

In connection with the IPO, on July 1, 2014, NEP OpCo and its direct subsidiaries entered into a $250 million revolving credit facility. On January 9, 2015, $58 million was drawn on this credit facility in connection with the Palo Duro acquisition. On February 27, 2015, $64 million was drawn on the credit facility in connection with the Shafter acquisition. On June 16, 2015, $43 million was paid on the revolving credit facility and as of July 2, 2015, $79 million is outstanding. For a discussion of the terms of, and an amendment to, the revolving credit facility, see Note 7.

Project Financings

Projects in the portfolio are subject to project financings that contain certain financial covenants and distribution tests, including debt service coverage ratios. In general, these project financings contain covenants that are customary for these types of financings, including limitations on investments and restricted payments. Generally, NEP's project financings provide for interest payable at a fixed interest rate. However, two of NEP's project financings accrue interest at variable rates based on the London InterBank Offered Rate and one project accrues interest at a variable rate based upon the three-month Canadian Dealer Offered Rate. Several interest rate swaps were entered into for two of these financings to hedge against interest rate movements with respect to interest payments on the loan. Under the project financings, each project will be permitted to pay distributions out of available cash on a semi-annual basis so long as certain conditions are satisfied, including that reserves are funded with cash or credit support, no default or event of default under the applicable financings has occurred and is continuing at the time of such distribution or would result therefrom, and each project is otherwise in compliance with the project financing’s covenants and the applicable minimum debt service coverage ratio is satisfied. The minimum debt service coverage ratio that must be satisfied under all of NEP's project financings is 1.20:1.00. At December 31, 2014, each of the applicable NEP subsidiaries was in compliance with all covenants under its project financings and its debt service coverage ratios equaled or exceeded 1.20:1.00 in all periods subsequent to obtaining each financing.

Term loans

In connection with the May project acquisitions, a subsidiary of NEP borrowed $313 million under a term loan due May 6, 2016. In June 2015, a subsidiary of NEP borrowed approximately $31 million under a term loan agreement. See Note 7.

Contractual Obligations

NEP's contractual obligations as of December 31, 2014 were as follows:

	2015	2016	2017	2018	2019	Thereafter	Total
	(millions)
Contractual obligations(a)	$15	$2	$2	$5	$5	$16	$45
Long-term debt, including interest(b)	171	173	171	158	156	2,055	2,884
Revolving credit facility fee	1	1	1	1	—	—	4
Asset retirement activities(c)	—	—	—	—	—	125	125
MSA and credit support	6	6	6	6	6	95	125
Land lease payments(d)	5	5	5	5	5	143	168
Total	$198	$187	$185	$175	$172	$2,434	$3,351
____________________

(a)
Primarily represents obligations related to the construction of Shafter as well as estimated cash payments related to the acquisition of certain development rights and differential membership interests relating to Palo Duro. For further discussion of differential membership interests, see Note 2 - Sale of Differential Membership Interests.

(b)	Includes principal, interest and interest rate swaps. Variable rate interest was computed using December 31, 2014 rates.

(c)	Represents expected cash payments adjusted for inflation for estimated costs to perform asset retirement activities.

(d)	Represents various agreements that provide for payments to landowners for the right to use the land upon which the projects are located.

Capital Expenditures

Annual capital spending plans are developed based on projected requirements by the projects. Capital expenditures primarily represent the estimated cost of acquisitions or capital improvements, including construction expenditures that are expected to increase NEP OpCo’s operating income or operating capacity over the long-term. Capital expenditures for projects that have already commenced commercial operations are generally not significant because most expenditures relate to repairs and maintenance and are expensed when incurred. For the years ended December 31, 2014 and 2013, NEP had capital expenditures of approximately $574 million and $814 million, respectively. At December 31, 2014, estimated capital expenditures for 2015 are approximately $43 million, primarily for the completion of construction of Shafter, which funding was provided by NEER. There are no additional significant planned capital expenditures for 2015 through 2019, other than those related to planned project acquisitions (see Note 1). These estimates are subject to continuing review and adjustment and actual capital expenditures may vary significantly from these estimates.

Cash Distributions to Unitholders

NEP's partnership agreement requires it to distribute available cash quarterly. Generally, available cash is all cash on hand at the date of determination in respect of such quarter (including any expected distributions from NEP OpCo), less the amount of cash reserves established by NEP GP. NEP currently expects that cash reserves would be established solely to provide for the payment of income taxes by NEP, if any. Cash flow is generated from distributions NEP receives from NEP OpCo each quarter and, during the purchase price adjustment period, from NEE Equity, which payments will be funded solely by any distributions NEE Equity receives from NEP OpCo with respect to such quarter. Although, as described above, NEP currently expects that cash reserves would be established by NEP GP solely to provide for the payment of any of NEP's income taxes, NEP expects NEP OpCo to establish cash reserves prior to making distributions to NEP to pay costs and expenses of NEP's subsidiaries, in addition to NEP's expenses, as well as any debt service requirements and future capital expenditures. During the purchase price adjustment period, should NEP OpCo not make a quarterly distribution in an amount at least equal to the minimum quarterly distribution of $0.1875 per common unit, the purchase price paid for NEP OpCo under the purchase agreement will be reduced by the difference for such quarter and NEE Equity will pay NEP a purchase price adjustment equal to such shortfall, provided that NEE Equity will not be required to pay a purchase price adjustment in any quarter in excess of the distribution actually received by NEP OpCo.

NEP OpCo will distribute all of its available cash (as defined in NEP OpCo's partnership agreement) to its unitholders, including NEP, each quarter. The majority of such available cash will be derived from the operations of the projects. The cash available for distribution is likely to fluctuate from quarter to quarter, and in some cases significantly, as a result of the performance of the projects, seasonality, fluctuating wind resource, maintenance and outage schedules, timing of debt service and other factors.

In November 2014, NEP distributed approximately $4 million to its unitholders. In addition, NEP paid approximately $4 million in distributions to its unitholders in both February 2015 and May 2015.

Cash Flows

The following table reflects the changes in cash flows for the comparative periods:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Net cash provided by operating activities	$173	$87	$28
Net cash used in investing activities	$(428)	$(393)	$(347)
Net cash provided by financing activities	$328	$313	$335

Net Cash Provided by Operating Activities

Changes in net cash provided by operating activities for 2014 were driven by higher cash flows from projects that commenced commercial operations in August 2013 through 2014. These projects included Summerhaven, Genesis Unit 1, Genesis Unit 2, Bluewater and Palo Duro. Changes in net cash provided by operating activities in 2013 were driven by higher cash flows from projects that commenced commercial operations in late 2012 through 2013. These projects included Conestogo, Tuscola Bay, Summerhaven and Genesis Unit 1.

Net Cash Used in Investing Activities

Changes in net cash used in investing activities during 2014 were driven by decreased capital expenditures related to construction activities, proceeds received in 2014 for CITCs, cash used in 2014 to acquire membership interest in subsidiary and changes in restricted cash balances related to the CITC proceeds held to be paid to NEECH by Genesis as well as restricted cash held by Palo Duro to fund construction costs. Changes in net cash used in investing activities during 2013 were driven by increased capital expenditures related to construction activities, lower investments in acquisitions and lower restricted cash balances related to the timing of construction payments for projects that commenced commercial operations in 2012 through 2013. These projects include Perrin Ranch, Conestogo, Moore, Sombra, Tuscola Bay, Summerhaven and Genesis Unit 1.

	Years Ended December 31,
	2014	2013	2012
	(millions)
Capital expenditures	$(212)	$(647)	$(518)
Proceeds from CITCs	327	—	50
Payments to related parties under cash sweep - net	(174)	—	—
Acquisition of membership interest in subsidiary	(288)	—	—
Changes in restricted cash	(81)	249	314
Acquisition of projects	—	—	(192)
Other	—	5	(1)
Net cash used in investing activities	$(428)	$(393)	$(347)

Net Cash Provided by Financing Activities

Changes in net cash provided by financing activities in 2014 were primarily driven by the IPO proceeds, proceeds from the sale of differential membership interests and the retirement of long-term debt mainly associated with Genesis' mandatory debt repayment with CITC proceeds. Changes in net cash provided by financing activities in 2013 were driven by member contributions, partially offset by lower issuances of long-term debt, which relates to projects that commenced commercial operations in 2012 through 2013. These projects include Perrin Ranch, Conestogo, Tuscola Bay, Summerhaven and Genesis Unit 1.

	Years Ended December 31,
	2014	2013	2012
	(millions)
Partner/Member contributions (distributions) – net	$(3)	$205	$150
Proceeds from initial public offering	438	—	—
Issuances (retirements) of long-term debt – net	(354)	113	170
Proceeds from sale of differential membership interests	248	—	—
Other	(1)	(5)	15
Net cash provided by financing activities	$328	$313	$335

Item. 8  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of NextEra Energy GP, Inc. and Partners of
NextEra Energy Partners, LP:

We have audited the accompanying consolidated balance sheets of NextEra Energy Partners, LP and subsidiaries (NEP) as of December 31, 2014 and 2013, and NEP’s related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of NEP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. NEP is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of NEP's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NextEra Energy Partners, LP and subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, for all periods prior to the initial public offering, the consolidated financial statements represent the combination of the net assets that NEP acquired and were prepared using the historical basis of NextEra Energy, Inc. (NEE) in the assets acquired and liabilities assumed and include certain allocations related to income taxes from NEE. These allocations may not be indicative of the actual level of assets, liabilities, or costs which would have been incurred by NEP if it had operated as a separate entity apart from NEE during the periods prior to the initial public offering. As also discussed in Note 2 to the consolidated financial statements, the acquisitions of Palo Duro and Shafter were a transfer of assets between entities under common control, which require them to be accounted for as if the transfers occurred since the inception of common control, with prior periods of the consolidated financial statements retrospectively adjusted to include the historical financial information of Palo Duro and Shafter prior to their respective acquisition dates.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
February 20, 2015 (July 2, 2015 as to the effects of the acquisitions described in Notes 1 and 2 to the consolidated financial statements)

NEXTERA ENERGY PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(millions, except per unit amounts)

	Years Ended December 31,
	2014(a)	2013(a)	2012(a)
OPERATING REVENUES	$304	$142	$93
OPERATING EXPENSES
Operations and maintenance	58	30	17
Depreciation and amortization	78	39	24
Transmission	2	2	2
Taxes other than income taxes and other	5	5	1
Total operating expenses	143	76	44
OPERATING INCOME	161	66	49
OTHER INCOME (DEDUCTIONS)
Interest expense	(93)	(42)	(43)
Gain on settlement of contingent consideration of project acquisition	—	5	—
Other - net	—	—	1
Total other deductions - net	(93)	(37)	(42)
INCOME BEFORE INCOME TAXES	68	29	7
INCOME TAX EXPENSE (BENEFIT)	16	14	(9)
NET INCOME	52	$15	$16
Less net income prior to Initial Public Offering for NEP's initial portfolio	28
Less net income attributable to noncontrolling interest(b)	21
NET INCOME ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$3

Weighted average number of common units outstanding - basic and assuming dilution	18.7
Earnings per common unit attributable to NextEra Energy Partners, LP - basic and assuming dilution	$0.16
____________________

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2 - Basis of Presentation.

(b)	Net income attributable to noncontrolling interest includes the pre-acquisition net loss of Palo Duro and Shafter. See Note 2 - Basis of Presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NEXTERA ENERGY PARTNERS, LP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(millions)

	Years Ended December 31,
	2014(a)	2013(a)	2012(a)
NET INCOME	$52	$15	$16
Net unrealized gains (losses) on cash flow hedges:
Effective portion of net unrealized gains (losses) (net of income tax (expense)/benefit of $2, ($3) and $0, respectively)	(24)	11	(4)
Reclassification from accumulated other comprehensive income (loss) to net income (net of income tax (expense)/benefit of $0, ($1) and $0, respectively)	4	3	—
Net unrealized gains (losses) on foreign currency translation (net of income tax (expense)/benefit of $1, $0 and $0, respectively)	(14)	(27)	2
Total other comprehensive loss, net of tax	(34)	(13)	(2)
COMPREHENSIVE INCOME	18	$2	$14
Less comprehensive income prior to Initial Public Offering for NEP's initial portfolio	14
Less comprehensive income attributable to noncontrolling interest(b)	4
COMPREHENSIVE INCOME ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$—
____________________

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2 - Basis of Presentation.

(b)	Comprehensive income attributable to noncontrolling interest includes the pre-acquisition comprehensive loss of Palo Duro and Shafter. See Note 2 - Basis of Presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NEXTERA ENERGY PARTNERS, LP
CONSOLIDATED BALANCE SHEETS
(millions)

	December 31,
	2014(a)	2013(a)
ASSETS
Current assets:
Cash and cash equivalents	$98	$27
Accounts receivable	27	203
Due from related parties	212	—
Restricted cash ($55 and $0 related to VIE, respectively)	80	2
Prepaid expenses	3	1
Other current assets	9	7
Total current assets	429	240
Non-current assets:
Property, plant and equipment - net ($408 and $0 related to VIE, respectively)	2,579	1,758
Construction work in progress	10	542
Deferred income taxes	127	29
Other non-current assets	84	70
Total non-current assets	2,800	2,399
TOTAL ASSETS	$3,229	$2,639
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$70	$43
Due to related parties	36	15
Current maturities of long-term debt	78	370
Accrued interest	21	16
Other current liabilities	19	10
Total current liabilities	224	454
Non-current liabilities:
Long-term debt	1,758	1,429
Deferral related to differential membership interests - VIE	248	—
Accumulated deferred income taxes	56	9
Asset retirement obligation	20	15
Non-current due to related party	16	—
Other non-current liabilities	23	13
Total non-current liabilities	2,121	1,466
TOTAL LIABILITIES	2,345	1,920
COMMITMENTS AND CONTINGENCIES
EQUITY
Limited partners (common units issued and outstanding - 18.7)	554	—
Additional paid in capital	—	671
Retained earnings	—	63
Accumulated other comprehensive loss	(3)	(15)
Noncontrolling interest	333	—
TOTAL EQUITY	884	719
TOTAL LIABILITIES AND EQUITY	$3,229	$2,639
____________________

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2 - Basis of Presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NEXTERA ENERGY PARTNERS, LP
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(millions)

	Units	Limited Partners		Additional Paid in Capital and Retained Earnings(a)		Accumulated Other Comprehensive Loss		Noncontrolling Interest(a)		Total Equity(a)
Balances, December 31, 2011	—	$—		$280		$—		$—		$280
Net income	—	—		16		—		—		16
Members' contributions	—	—		781		—		—		781
Members' distributions	—	—		(374)		—		—		(374)
Other comprehensive loss	—	—		—		(2)		—		(2)
Balances, December 31, 2012	—	—		703		(2)		—		701
Net income	—	—		15		—		—		15
Members' contributions	—	—		515		—		—		515
Members' distributions	—	—		(499)		—		—		(499)
Other comprehensive loss	—	—		—		(13)		—		(13)
Balances, December 31, 2013	—	—		734		(15)		—		719
Net income	—	—		28		—		—		28
Members' contributions	—	—		489		—		—		489
Members' distributions	—	—		(717)		—		—		(717)
Other comprehensive loss	—	—		—		(14)		—		(14)
Balances, June 30, 2014	—	—		534		(29)		—		505
Transfer of equity prior to date of the initial public offering to noncontrolling interest	—	—		(480)		23		457		—
Transfer of equity of projects acquired subsequent to the initial public offering	—	—		(25)		—		25		—
Limited partners/related party contribution and transition	—	116	(a)	(29)	(b)	6	(c)	(1)	(d)	92
Initial public offering, unit issuance	18.7	438		—		—		—		438
Acquisition of membership interest in subsidiary	—	—		—		—		(288)		(288)
Net income(e)	—	3		—		—		21		24
Other comprehensive loss	—	—		—		(3)		(17)		(20)
Related party contributions	—	1		—		—		400		401
Related party distributions	—	—		—		—		(264)		(264)
Distributions to unitholders	—	(4)		—		—		—		(4)
Balances, December 31, 2014	18.7	$554		$—		$(3)		$333		$884
______________________

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2 - Basis of Presentation.

(b)	Deferred tax asset recognized by NEP at the time of consummation of the IPO.

(c)	Non-cash member contribution upon transition from predecessor accounting method net of non-cash reclassifications of distributions to due from affiliates.

(d)	Balance sheet adjustment related to transitioning from separate return method of accounting for income taxes.

(e)	Net income attributable to noncontrolling interest includes the pre-acquisition net loss of Palo Duro and Shafter. See Note 2 - Basis of Presentation.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NEXTERA ENERGY PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Years Ended December 31,
	2014(a)	2013(a)	2012(a)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52	$15	$16
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78	39	24
Intangible amortization	—	(1)	(1)
Amortization of deferred financing costs	6	4	2
Deferred income taxes	9	14	(9)
Other - net	3	(5)	—
Changes in operating assets and liabilities:
Accounts receivable	(8)	7	(7)
Prepaid expenses and other current assets	(2)	(2)	(1)
Other non-current assets	(1)	—	—
Accounts payable and accrued expenses	11	21	3
Due to related parties	7	—	3
Other current liabilities	15	(8)	(2)
Other non-current liabilities	3	3	—
Net cash provided by operating activities	173	87	28
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(212)	(647)	(518)
Proceeds from CITCs	327	—	50
Acquisition of projects	—	—	(192)
General sales tax reimbursement related to acquired projects	—	—	21
Settlement of lien and performance holdbacks related to acquired projects	—	—	(22)
Changes in restricted cash	(81)	249	314
Payments to related parties under cash sweep - net	(174)	—	—
Acquisition of membership interest in subsidiary	(288)	—	—
Insurance proceeds	—	5	—
Net cash used in investing activities	(428)	(393)	(347)
CASH FLOWS FROM FINANCING ACTIVITIES
Partners/Members' contributions	498	330	290
Partners/Members' distributions	(501)	(125)	(140)
Proceeds from sale of differential membership interests	248	—	—
Issuances of long-term debt	15	135	176
Deferred financing costs	(1)	(1)	(2)
Retirements of long-term debt	(369)	(22)	(6)
Proceeds from initial public offering	438	—	—
Proceeds from related party note	—	—	191
Retirements of related party note	—	—	(174)
Payment of contingent consideration for project acquisition	—	(4)	—
Net cash provided by financing activities	328	313	335
Effect of exchange rate changes on cash	(2)	(1)	1
NET INCREASE IN CASH AND CASH EQUIVALENTS	71	6	17
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	27	21	4
CASH AND CASH EQUIVALENTS - END OF YEAR	$98	$27	$21
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized	$67	$39	$41
Cash paid for income taxes, net	$1	$—	$—
Members’ noncash contributions for construction costs and other expenditures	$383	$185	$467
Members’ net distributions for CITC payments	$147	$65	$—
Members' noncash contributions for the forgiveness of intercompany note and accrued interest	$—	$—	$24
Members' noncash distribution	$479	$309	$234
New asset retirement obligation additions	$4	$5	$7
Net change in accrued but not paid for capital and other expenditures	$61	$77	$98
Noncash reclassification of distributions to due from related parties	$38	$—	$—
Noncash member contribution upon transition from predecessor method	$62	$—	$—
Contingent consideration recorded for project acquisition	$—	$—	$9
_________________________

(a)	Prior-period financial information has been retrospectively adjusted as discussed in Note 2 - Basis of Presentation.
The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2014, 2013 and 2012

1.  ORGANIZATION AND NATURE OF BUSINESS

NextEra Energy Partners, LP (NEP) was formed as a Delaware limited partnership on March 6, 2014 as an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NEE), a Florida corporation. NEP was formed to be a growth-oriented limited partnership that would acquire, manage and own clean and contracted generation assets with stable long-term cash flows.

On July 1, 2014, NEP completed its initial public offering by issuing 18,687,500 common units at a price to the public of $25 per unit (IPO). The proceeds from the IPO, net of underwriting discounts, commissions and structuring fees, were approximately $438 million, of which NEP used approximately $288 million to purchase 12,291,593 common units of NextEra Energy Operating Partners, LP (NEP OpCo) from NextEra Energy Equity Partners, LP (NEE Equity), a limited partnership formed under the laws of the State of Delaware and an indirect wholly-owned subsidiary of NEE, and approximately $150 million to purchase 6,395,907 NEP OpCo common units from NEP OpCo.

NEP OpCo is a limited partnership with general and limited partners. As a result of the IPO, NEP has consolidated the results of NEP OpCo and its subsidiaries because of its controlling interest in the general partner of NEP OpCo. At December 31, 2014, NEP owned a 20.1% limited partnership interest in NEP OpCo and NEE Equity owned a noncontrolling 79.9% limited partnership interest in NEP OpCo.

In connection with the IPO, NEP acquired the following portfolio of clean, contracted renewable energy assets (initial portfolio):

Project	Commercial Operation Date	Resource	MW	Counterparty	Contract Expiration	Project Financing (Maturity)
Northern Colorado	September 2009	Wind	174	Public Service Company of Colorado	2029 (22 MW) / 2034 (152 MW)	Mountain Prairie (2030)
Elk City	December 2009	Wind	99	Public Service Company of Oklahoma	2030	Mountain Prairie (2030)
Perrin Ranch	January 2012	Wind	99	Arizona Public Service Company	2037	Canyon Wind (2030)
Moore	February 2012	Solar	20	Independent Electricity System Operator (IESO)	2032	St. Clair (2031)
Sombra	February 2012	Solar	20	IESO	2032	St. Clair (2031)
Conestogo	December 2012	Wind	23	IESO	2032	Trillium (2033)
Tuscola Bay	December 2012	Wind	120	DTE Electric Company	2032	Canyon Wind (2030)
Summerhaven	August 2013	Wind	124	IESO	2033	Trillium (2033)
Genesis	November 2013 (125 MW)/ March 2014 (125 MW)	Solar	250	Pacific Gas & Electric Co. (PG&E)	2039	Genesis (2038)
Bluewater	July 2014	Wind	60	IESO	2034	Bluewater (2032)
Total			989

In January 2015, a subsidiary of NEP acquired from NextEra Energy Resources, LLC (NEER) an approximately 250 megawatt (MW) wind energy generating facility, Palo Duro, located in Hansford and Ochiltree Counties, Texas, for approximately $228 million plus the assumption of approximately $248 million in liabilities related to differential membership interests. Palo Duro commenced commercial operations in December 2014.

In October 2014, a subsidiary of NEP entered into an agreement with NEER to acquire, and on February 27, 2015, acquired the development rights and facilities under construction of a 20 MW solar generating facility, Shafter, located in Shafter, California for approximately $64 million. Shafter commenced commercial operations in May 2015.

In April 2015, a subsidiary of NEP made an equity investment in three NEER solar projects currently under construction in California. Once completed, the solar projects are expected to have a total generating capacity of 277 MW. Through a series of transactions, a subsidiary of NEP issued 1,000,000 NEP OpCo Class B Units, Series 1 and 1,000,000 NEP OpCo Class B Units, Series 2, to NEER for 50% of the ownership interests in the three solar projects. NEER, as holder of the Class B Units, will retain 100% of the economic rights in the projects to which the respective Class B Units relate, including the right to all distributions paid by the project subsidiaries that own the projects to NEP OpCo. NEER has agreed to indemnify NEP against all risks relating to NEP’s ownership of the projects and construction of the projects until NEER offers to sell economic interests to NEP and NEP accepts such offer, if NEP chooses to do so. NEER has also agreed to continue to manage the construction and operation of the projects at its own cost, and to contribute to the projects any capital necessary for the construction and operation of the projects, until NEER offers to sell economic interests to NEP and NEP accepts such offer.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In May 2015, a subsidiary of NEP completed the acquisition from NEER of (1) Ashtabula Wind III, LLC, a project company that owns an approximately 62 MW wind generating facility located in North Dakota; (2) Baldwin Wind Holdings, LLC, which indirectly owns an approximately 102 MW wind generating facility located in North Dakota; (3) Mammoth Plains Wind Project Holdings, LLC, which indirectly owns an approximately 199 MW wind generating facility located in Oklahoma; and (4) FPL Energy Stateline Holdings, L.L.C., which indirectly owns a 300 MW wind generating facility located in Oregon and Washington for total consideration of approximately $424 million in cash consideration, excluding post-closing working capital and other adjustments, and the assumption of approximately $269 million in existing debt and tax equity financing.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Basis of presentation - NEP’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. For all periods prior to the IPO, the accompanying consolidated financial statements represent the combination of the net assets that NEP acquired and were prepared using NEE’s historical basis in the assets acquired and liabilities assumed. For all periods subsequent to the IPO, the accompanying consolidated financial statements represent the consolidated results of NEP. The financial statements prior to the IPO include certain allocations related to income taxes from NEE. Management believes the assumptions and methodology underlying the allocations are reasonable. However, such allocations may not be indicative of the actual level of assets, liabilities and costs that would have been incurred by the predecessor if it had operated as an independent, publicly-traded company during the periods prior to the IPO or of the costs expected to be incurred in the future. The consolidated financial statements include NEP’s accounts and operations and those of its subsidiaries in which NEP has a controlling interest. The acquisitions of Palo Duro and Shafter were a transfer of assets between entities under common control, which require them to be accounted for as if the transfers occurred since the inception of common control, with prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying consolidated financial statements have been retrospectively adjusted to include the historical results of Palo Duro and Shafter prior to their respective acquisition dates. Adjustments related to the historical results of Palo Duro and Shafter are attributable to noncontrolling interest for all periods prior to the date the project was acquired by NEP.

All intercompany transactions have been eliminated in consolidation. In the opinion of management, any adjustments necessary for a fair presentation of the consolidated financial statements, in accordance with GAAP, have been made. Following the IPO, NEP presents as cash in its consolidated statements of cash flows certain financing transactions with related parties where it does not directly receive the cash.

Use of Significant Estimates - The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In recording transactions and balances resulting from business operations, NEP uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions and allowances, asset retirement obligations, fair value measurements, purchase price allocations, environmental liabilities and legal costs incurred in connection with recorded loss contingencies, among others. As new information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Revenue Recognition - Revenue is generated primarily from various non-affiliated parties under long-term power purchase agreements, Feed-in-Tariff (FIT) agreements and Renewable Energy Standard Offer Program (RESOP) agreements (collectively, PPAs). Certain PPAs are accounted for as operating leases. GAAP requires minimum lease payments to be recognized over the term of the lease and contingent rents to be recorded when the achievement of the contingency becomes probable. None of the operating leases have minimum lease payments, so revenue from these contracts is recognized as energy and any related renewable energy attributes are delivered. Contingent rental revenues from these contracts were approximately $214 million, $89 million and $63 million in 2014, 2013 and 2012, respectively.

Revenue is recognized as energy and any related renewable energy attributes are delivered, which is when revenue is earned based on energy delivered at rates stipulated in the respective PPAs.

Revenue recognized in 2014, 2013 and 2012 includes revenues from operations located outside of the United States (U.S.). This revenue was approximately $88 million, $51 million and $26 million in 2014, 2013 and 2012, respectively.

Revenue also includes the amortization of an intangible contract liability recognized as part of an acquisition and the sale of state tax credits by Elk City, which are recognized as they are generated. The revenue related to the amortization of the intangible liability was approximately $1 million, $1 million and less than $1 million in 2014, 2013 and 2012, respectively. See Note 8 for more information regarding the intangible liability. The revenue related to the sale of state tax credits was $2 million, $2 million and $3 million in 2014, 2013 and 2012, respectively.

In 2014, the Financial Accounting Standards Board issued a new accounting standard which provides guidance on the recognition of revenue from contracts with customers and requires additional disclosures about the nature, amount, timing and uncertainty of

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

revenue and cash flows from an entity's contracts with customers. The standard is effective for NEP beginning January 1, 2017. NEP is currently evaluating the effect the adoption of this standard will have, if any, on its financial statements.

Interest Costs - NEP recognizes interest expense using the effective interest method over the life of the related debt. Certain of NEP’s debt obligations include escalating interest rates (see Note 7) that are incorporated into the effective interest rate for the related debt. Deferred interest includes interest expense recognized in excess of the interest payments accrued for the related debt’s stated interest payments and is recorded in other non-current liabilities on NEP’s consolidated balance sheets.

Income Taxes - For periods prior to the date a project is acquired by NEP (NEP acquisition date), income taxes are calculated using the separate return method for each of the project entities that are structured as corporations or as limited liability companies electing to be taxed as corporations. Income taxes are not included for entities that are structured as flow through entities (partnerships) electing to be taxed as partnerships.

For periods after the NEP acquisition date, taxes are calculated for NEP as a single taxpaying entity for U.S. federal and state income tax purposes (based on its election to be taxed as a corporation). Because NEP OpCo is a limited partnership electing to be taxed as a partnership for U.S. federal and state income tax purposes, NEP has only included its 20.1% proportionate share of U.S. income taxes. The U.S. income taxes on the remaining 79.9% of NEP OpCo earnings are allocated to NEE Equity and are not included in NEP's consolidated financial statements. The Canadian subsidiaries are all Canadian taxpayers subject to Canadian income tax, and therefore all Canadian taxes are included in NEP's consolidated financial statements. NEE Equity's share of Canadian taxes is included in noncontrolling interest in NEP's consolidated financial statements.

Harmonized Sales Taxes - For NEP’s Canadian projects, harmonized sales tax (HST) is composed of a federal and provincial component with taxes collected on sales and taxes paid on goods and services. The HST collected on sales are recorded as a HST payable while those paid on goods and services are recorded as a HST receivable. As such, these taxes have no impact on NEP’s reported earnings. The HST is payable or refundable monthly. At December 31, 2014 and 2013, the HST receivable was approximately $0 million and $5 million, respectively, and is included in other current assets on the accompanying consolidated balance sheets. At December 31, 2014 and 2013, the HST payable was approximately $2 million and $2 million, respectively, and is included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

Foreign Operations and Currency Translation - NEP’s reporting currency is the U.S. dollar. The functional currency for its Canadian project companies is the Canadian dollar because Canada is the primary economic environment in which it conducts its Canadian operations. The assets and liabilities of the Canadian project companies are translated to U.S. dollars at exchange rates at the balance sheet date. The income and expenses of the Canadian project companies are translated to U.S. dollars at exchange rates in effect during each respective period. The translation adjustment is recorded in accumulated other comprehensive income (loss) (AOCI).

Noncontrolling Interest - After the completion of NEP's IPO and as of December 31, 2014, NEP owned a controlling, non-economic general partnership interest and a 20.1% limited partnership interest in NEP OpCo and NEE Equity owned a noncontrolling 79.9% limited partnership interest in NEP OpCo. Distributions to the noncontrolling interest are reflected as Partners/Members' distributions in the consolidated statements of cash flows.

Equity - Equity reflects the financial position of the parties with an ownership interest in the consolidated financial statements. Prior to the IPO, NEE's ownership interest in the NEP predecessor entity is reflected as additional paid in capital, retained earnings and accumulated other comprehensive loss on the consolidated balance sheets as of December 31, 2013.

NextEra Energy Partner GP, Inc. has a total equity interest in NEP of $10,000 at December 31, 2014.

Limited partners' equity at December 31, 2014 reflects the initial investment of NEP unitholders and changes subsequent to the IPO including net income attributable to NEP, distributions of available cash to unitholders and other contributions from or distributions to NEP unitholders. Accumulated other comprehensive loss at December 31, 2014 reflects comprehensive income attributable to NEP subsequent to the IPO.

Noncontrolling interest at December 31, 2014 reflects the equity attributable to NEE based on the initial contribution as part of the IPO, the net income and other comprehensive income attributable to noncontrolling interest subsequent to the IPO and contributions to or distributions from NEE.

Earnings per common unit is reflected beginning July 1, 2014. Prior to the IPO, NEP was an indirect wholly-owned subsidiary of NEE and accordingly, had no earnings per common unit.

In November 2014, NEP distributed approximately $4 million to its unitholders. In addition, NEP paid approximately $4 million in distributions to its unitholders in both February 2015 and May 2015.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On May 12, 2015, NEP completed the sale of 2,594,948 common units representing limited partnership interests in NEP in a private placement for an aggregate purchase price of approximately $109 million, or $41.87 per common unit. NEP used the proceeds, net of approximately $3 million in fees and expenses relating to the offering, from this private placement to fund a portion of the purchase price payable in the May 2015 project acquisitions discussed in Note 1 and will use any remaining proceeds for general partnership purposes. The issuance of additional common units resulted in the increase of NEP's limited partnership interest in NEP OpCo to 22.2%.

In connection with the private placement, NEP agreed to file a registration statement (the resale registration statement) with the SEC covering the resale of the common units no later than July 9, 2015 and use commercially reasonable efforts to cause the SEC to declare the resale registration statement effective by August 10, 2015. NEP will pay liquidated damages of 0.5% of the purchase price of the units per month in the event the resale registration statement is not filed or declared effective by such dates, or under certain circumstances is not available for resales (registration defaults), until such time there are no registration defaults.

Property, Plant and Equipment - net and Construction Work in Progress - Property, plant and equipment consists primarily of development, engineering and construction costs for the renewable energy assets, equipment, land, substations and transmission lines. Property, plant and equipment, excluding land, is recorded at cost and depreciated on a straight-line basis over their estimated useful lives ranging from three to 30 years, commencing on the date the assets are placed in service. See Note 6. Maintenance and repairs of property, plant and equipment are charged to operations and maintenance expense, as incurred.

Convertible Investment Tax Credits (CITCs) of approximately $592 million and $445 million as of December 31, 2014 and December 31, 2013, respectively, are recorded as a reduction in property, plant and equipment - net on the consolidated balance sheets and are amortized as a corresponding reduction to depreciation expense over the estimated life of the related asset. At December 31, 2013, NEP had recorded a CITC receivable of approximately $180 million associated with Genesis which is included in accounts receivable on NEP's consolidated balance sheets. Of this receivable, $177 million was collected in 2014 with the remaining $3 million recorded as an addition to property, plant and equipment - net.

Construction work in progress includes construction materials, turbine generators, solar panel assemblies and other equipment, third-party engineering costs, capitalized interest and other costs directly associated with the development and construction of the various projects. Interest capitalized for the years ended December 31, 2014, 2013 and 2012 was approximately $4 million, $30 million and $15 million, respectively. Upon commencement of plant operations, costs associated with construction work in progress are transferred to property, plant and equipment - net.

Total net long-lived assets, including construction work in progress, held by operations outside the U.S. amounted to approximately $692 million and $626 million, respectively, as of December 31, 2014 and December 31, 2013.

Cash and Cash Equivalents - Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. NEP primarily holds investments in money market funds.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are reported at the invoiced or estimated amount adjusted for any write-offs and any estimated allowance for doubtful accounts on the accompanying consolidated balance sheets. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. There was no allowance for doubtful accounts recorded as of December 31, 2014 and 2013.

The American Recovery and Reinvestment Act of 2009, as amended (Recovery Act), provided for an option to elect a cash grant CITC for certain renewable energy properties. At December 31, 2014 and 2013, accounts receivable arising from CITCs were approximately $0 and $180 million, respectively.

Restricted Cash - At December 31, 2014, approximately $55 million of current restricted cash represents cash at Palo Duro to fund outstanding construction accruals. In addition, approximately $22 million of current restricted cash, also included in due to related parties on NEP's consolidated balance sheets, represents CITC proceeds received by Genesis that is due to NextEra Energy Capital Holdings, Inc. (NEECH). The remaining restricted cash, including approximately $3 million and $0 of other non-current assets at December 31, 2014 and 2013, respectively, is held by certain subsidiaries to pay for certain capital or operating expenditures, as well as to fund required equity contributions pursuant to restrictions contained in the subsidiaries' debt agreements. Restricted cash reported as current assets are recorded as such based on the anticipated use of these funds.

Concentration of Credit Risk - Financial instruments which potentially subject NEP to concentrations of credit risk consist primarily of accounts receivable and derivative instruments. Accounts receivable are comprised primarily of amounts due from various non-affiliated parties who are counterparties to the PPAs. NEP has a limited number of counterparties, all of which are in the energy industry, and this concentration may impact the overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, industry or other conditions. If any of these customers’ receivable balances should be deemed uncollectible, it could have a material adverse effect on NEP’s consolidated results of operations and financial condition. However, management does not believe significant credit risk exists at December 31, 2014, because of the creditworthiness of the counterparties. All amounts due from such counterparties at December 31, 2014 and 2013 have been collected.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2014, NEP derived approximately 41% and 29% of its consolidated revenue from its contracts with PG&E and the IESO, respectively.

Inventories - Spare parts inventories are stated at the lower of weighted-average cost or market and are included in other current assets on NEP’s consolidated balance sheets. Spare parts inventories were approximately $8 million and $4 million as of December 31, 2014 and 2013, respectively.

Prepaid Expenses - Prepaid expenses primarily include prepayments for insurance and certain land lease contracts. The prepaid expense is amortized over the term of the arrangement according to the benefits the contractual arrangement provides.

Impairment of Long-Lived Assets - Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying value and fair value. At December 31, 2014 and 2013, no impairment adjustments were necessary.

Derivative Instruments and Hedging Activities - Derivative instruments, when required to be marked to market, are recorded on NEP’s consolidated balance sheets as either an asset or liability measured at fair value. For interest rate swaps, generally NEP assesses a hedging instrument’s effectiveness by using non-statistical methods including dollar value comparisons of the change in the fair value of the derivative to the change in the fair value or cash flows of the hedged item. See Note 5.

Fair Value of Financial Instruments - The carrying amount of NEP’s financial instruments, including cash and cash equivalents, accounts receivable, restricted cash, accounts payable and certain accrued expenses approximates fair value because of the short maturity of those instruments. The fair value of cash and cash equivalents is calculated using current market prices. NEP estimates the fair value of its long-term debt using estimated current rates for similar borrowings. See Note 4.

Fair Value Measurements - NEP uses several different valuation techniques to measure the fair value of assets and liabilities relying primarily on the market approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured on a recurring basis. Certain financial instruments may be valued using multiple inputs including discount rates, counterparty credit ratings and credit enhancements. NEP’s assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the fair value measurement of its assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. See Note 4.

Deferred Financing Costs - Deferred financing costs include fees and costs incurred to obtain long-term debt and are amortized over the life of the related debt using the effective interest rate established at debt issuance. NEP incurred approximately $37 million in deferred financing fees in connection with the issuance of debt prior to 2013. NEP added approximately $10 million ($2 million related to IPO) and $6 million of deferred financing costs during the years ended December 31, 2014 and 2013, respectively. Deferred financing costs net of accumulated amortization were approximately $40 million and $36 million at December 31, 2014 and 2013, respectively, and are included in other noncurrent assets on NEP’s accompanying consolidated balance sheets. The amortization of deferred financing costs totaled approximately $6 million, $4 million and $2 million for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in interest expense in NEP’s accompanying consolidated statements of income.

Asset Retirement Obligations - Asset retirement obligations are those for which a legal obligation exists under laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditioned on a future event.

NEP accounts for asset retirement obligations and conditional asset retirement obligations (collectively, AROs) in accordance with GAAP which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the asset’s estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in NEP’s consolidated statements of income. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is depleted.

NEP recorded accretion expense of approximately $1 million, $1 million and less than $1 million in 2014, 2013 and 2012, respectively. Additionally, new AROs were established amounting to approximately $5 million and $11 million in 2014 and 2013, respectively.

Sale of Differential Membership Interests - In December 2014, a subsidiary of NEER sold its Class B membership interests in Palo Duro to third-party tax equity investors for approximately $248 million. The holders of the Class B membership interests will receive a portion of the economic attributes of the facilities, including income tax attributes, for ten years. The tax equity investors will also make ongoing deferred contingent capital contributions based on the production and sale of electricity that generates production

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

tax credits under Section 45 of the Internal Revenue Code of 1986, as amended. The transactions are not treated as a sale under the accounting rules and the proceeds received are deferred and recorded as a liability in deferral related to differential membership interests - VIE on NEP's consolidated balance sheets. The deferred amount, which is less than $1 million in 2014, is being recognized in benefits associated with differential membership interests - net in NEP's consolidated statements of income as the Class B members receive their portion of the economic attributes. NEP operates and manages Palo Duro, and consolidates the entities that directly and indirectly own the wind project.

Variable Interest Entities (VIEs) - An entity is considered to be a VIE when its total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, or its equity investors, as a group, lack the characteristics of having a controlling financial interest. A reporting company is required to consolidate a VIE as its primary beneficiary when it has both the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. NEP evaluates whether an entity is a VIE whenever reconsideration events as defined by the accounting guidance occur.

At December 31, 2014, NEP has one VIE which it consolidates, Palo Duro. The assets and liabilities of Palo Duro, consisting primarily of property, plant and equipment and deferral related to differential membership interests, totaled approximately $491 million and $326 million at December 31, 2014, respectively.

Amendments to the Consolidation Analysis - In February 2015, the FASB issued a new accounting standard that will modify current consolidation guidance. The standard makes changes to both the variable interest entity model and the voting interest entity model, including modifying the evaluation of whether limited partnerships or similar legal entities are VIEs or voting interest entities and amending the guidance for assessing how relationships of related parties affect the consolidation analysis of VIEs. The standard is effective for NEP beginning January 1, 2016. NEP is currently evaluating the effect the adoption of this standard will have, if any, on its consolidated financial statements.

Presentation of Debt Issuance Costs - In April 2015, the FASB issued a new accounting standard which changes the presentation of debt issuance costs in financial statements. The amendments in this standard require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this standard. The standard is effective for NEP beginning January 1, 2016. NEP is currently evaluating the effect the adoption of this standard will have on its consolidated financial statements.

Immaterial Restatement - Subsequent to the issuance of NEP's combined financial statements as of December 31, 2013, it was determined that income tax expense and other comprehensive loss for the year ended December 31, 2013 were overstated by approximately $4 million and $1 million, respectively, and the deferred tax liability balance as of December 31, 2013 was overstated by approximately $5 million. The impact of this error had no impact on cash flows from operating, investing or financing activities. As a result, the prior periods in the accompanying financial statements have been corrected to appropriately reflect these balances in the consolidated statements of income, consolidated statements of comprehensive income, consolidated balance sheets, consolidated statements of cash flows and in the Notes.

3.  INCOME TAXES

The components of income before income taxes are as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
U.S.	$45	$5	$(6)
Foreign	23	24	13
Income before income taxes	$68	$29	$7

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of income tax expense (benefit) are as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Federal:
Current	$3	$—	$—
Deferred	8	8	(10)
Total federal	11	8	(10)
State:
Current	—	—	—
Deferred	1	2	(2)
Total state	1	2	(2)
Foreign:
Current	3	—	—
Deferred	1	4	3
Total foreign	4	4	3
Total income tax expense (benefit)	$16	$14	$(9)

A reconciliation of U.S. federal income tax at the statutory rate to the project entities’ actual income taxes is as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Income tax expense at 35% statutory rate	$24	$10	$3
Increases (reductions) resulting from:
Taxes attributable to noncontrolling interest	(9)	—	—
State income taxes, net of federal tax benefit	1	1	(2)
CITCs(a)	(12)	(32)	(21)
Valuation allowance(a)	12	39	12
Effect of flow through entities and foreign tax differential(b)	—	(5)	(1)
Other-net	—	1	—
Income tax expense (benefit)	$16	$14	$(9)
____________________

(a)	The changes in income tax expense resulting from CITCs and valuation allowances are primarily related to Genesis.

(b)
The Summerhaven and Conestogo entities, as well as the Trillium entities, are Canadian limited partnerships, the partners of which are not predecessor entities and are therefore not included in the predecessor financial statements. Because of their flow through nature, no income taxes have been provided with regard to these entities for periods ending prior to July 1, 2014. Foreign tax differential is the difference in taxes calculated on Canadian income from Canadian projects (excluding flow through entities for periods ending prior to July 1, 2014) at Canadian statutory rates compared to the U.S. statutory rate.

The effective tax rate was approximately 23%, 48% and (125)% for the years ended December 31, 2014, 2013 and 2012, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. The project entities believe that it is more likely than not that the deferred tax assets as shown below, net of the valuation allowances, will be realized due to sufficient future income.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The income tax effects of temporary differences giving rise to NEP's deferred income tax liabilities and assets are as follows:

	December 31,
	2014	2013
	(millions)
Deferred tax liabilities:
Property	$(54)	$(186)
Net unrealized gains	—	(6)
Withholding taxes	(6)	—
Total deferred tax liabilities	(60)	(192)
Deferred tax asset:
Net operating loss	31	227
Investment in partnership	94	—
Property	—	35
Tax credit carryforwards	1	19
Power purchase agreements	2	2
Net unrealized gains	2	—
Intangible	—	2
Other	2	—
Valuation allowance	—	(72)
Total deferred tax asset	132	213
Net deferred tax asset	$72	$21

Deferred tax assets and liabilities included on the consolidated balance sheets are as follows:

	December 31,
	2014	2013
	(millions)
Other current assets	$1	$1
Deferred income taxes	127	29
Accumulated deferred income taxes	(56)	(9)
Net deferred income taxes	$72	$21

The components of deferred tax assets relating to net operating loss carryforwards and tax credit carryforwards at December 31, 2014 are as follows:

	Amount	Expiration Dates
	(millions)
Net operating loss carryforwards:
Federal	$27	2034
State	3	2024 - 2034
Foreign	1	2028 - 2032
Net operating loss carryforwards	$31
Tax credit carryforwards	$1	2034

During 2014, NEP recorded a liability of approximately $4 million related to an unrecognized tax benefit of prior year tax positions. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is approximately $4 million. At December 31, 2013, there were no uncertain tax positions. The open tax years are 2011, 2012, 2013 and 2014.

4.  FAIR VALUE MEASUREMENTS

The fair value of assets and liabilities are determined using either unadjusted quoted prices in active markets (Level 1) or pricing inputs that are observable (Level 2) whenever that information is available and using unobservable inputs (Level 3) to estimate fair value only when relevant observable inputs are not available. NEP uses several different valuation techniques to measure the fair value of assets and liabilities relying primarily on the market approach of using prices and other market information for identical or comparable assets and liabilities for those assets and liabilities that are measured at fair value on a recurring basis. Certain financial instruments may be valued using multiple inputs including discount rates, counterparty credit ratings and credit enhancements. NEP’s assessment of the significance of any particular input to the fair value measurement requires judgment and may affect the

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

fair value measurement of its assets and liabilities and the placement of those assets and liabilities within the fair value hierarchy levels. Non-performance risk, including the consideration of a credit valuation adjustment, is also considered in the determination of fair value for all assets and liabilities measured at fair value. All transfers between fair value hierarchy levels occur at the beginning of the period in which the transfer occurred.

Cash Equivalents and Restricted Cash - The fair value of money market funds is calculated using current market prices.

Interest Rate Swaps - NEP estimates the fair value of its derivatives using a discounted cash flows valuation technique based on the net amount of estimated future cash inflows and outflows related to the swap agreements. The primary inputs used in the fair value measurements include the contractual terms of the derivative agreements, current interest rates and credit spreads. The significant inputs for the resulting fair value measurement are market-observable inputs and the measurements are reported as Level 2 in the fair value hierarchy.

NEP’s financial assets and liabilities and other fair value measurements made on a recurring basis by fair value hierarchy level are as follows:

	December 31, 2014			December 31, 2013
	Level 1	Level 2	Total	Level 1	Level 2	Total
	(millions)
Assets:
Cash equivalents	$86	$—	$86	$27	$—	$27
Restricted cash	80	—	80	2	—	2
Interest rate swaps	—	2	2	—	14	14
Total assets	$166	$2	$168	$29	$14	$43
Liabilities:
Interest rate swaps	$—	$10	$10	$—	$—	$—
Total liabilities	$—	$10	$10	$—	$—	$—

Fair Value of Financial Instruments Recorded at the Carrying Amount - The carrying amounts of accounts receivable approximate their fair values. The carrying amounts and estimated fair values of other financial instruments, excluding assets and liabilities which are recorded at fair value and disclosed above, are as follows:

	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(millions)
Notes receivable(a)	$20	$20	$4	$4
Long-term debt, including current maturities(b)	$1,836	$1,902	$1,799	$1,815
____________________

(a)
Primarily classified as held to maturity. Fair value approximates carrying amount as they bear interest primarily at variable rates and have long-term maturities (Level 2) and are included in other assets on the consolidated balance sheet.

(b)	Fair value is estimated based on the borrowing rates as of each date for similar issues of debt with similar remaining maturities (Level 2).

Contingent Consideration - NEP accrued contingent consideration related to a 2012 acquisition. Contingent consideration is required to be reported at fair value at each reporting date. NEP determined this fair value measurement using information provided by the counterparty to the acquisition contract and its own internal cash flow estimates. The significant inputs and assumptions used in the fair value measurement included expected or modeled energy output contractually defined in the acquisition contract, the projects’ actual energy output, and the projects' contract price. This fair value measurement is sensitive to actual production from the projects. The other inputs used in the fair value measurement are known and do not change over time. This liability was settled in 2013 for approximately $4 million. The difference between the fair value at December 31, 2012 and the fair value of the consideration paid in settling the liability was reported separately in the consolidated statements of income.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

NEP recognizes all derivative instruments, when required to be marked to market, on the balance sheet as either assets or liabilities and measures them at fair value each reporting period. In connection with its debt financings in September 2012 and June 2014, NEP entered into interest rate swap agreements to manage interest rate cash flow risk. Under the interest rate swap agreements, NEP pays a fixed rate of interest and receives a floating rate of interest over the term of the agreements without the exchange of the underlying notional amounts. These agreements allow NEP to offset the variability of its floating-rate loan interest cash flows with the variable interest cash flows received from the interest rate swap agreements. The commencement and termination dates of the interest rate swap agreements and the related hedging relationship coincide with the corresponding dates of the underlying variable-rate debt instruments, which mature in 2030 and 2032. At December 31, 2014 and 2013, the combined notional amounts of the swap agreements were approximately $339 million and $212 million, respectively. In order to apply hedge accounting, the transactions must be designated as hedges and must be highly effective in offsetting the hedged risk. For interest rate swaps, generally NEP assesses a hedging instrument’s effectiveness by using non-statistical methods including dollar value comparisons of the change in the fair value of the derivative to the change in the fair value or cash flows of the hedged item. Hedge effectiveness is tested at the inception of the hedge and on at least a quarterly basis throughout the hedge’s life. The effective portion of changes in the fair value of derivatives accounted for as cash flow hedges are deferred and recorded as a component of AOCI. The amounts deferred in AOCI are recognized in earnings when the hedged transactions occur. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, is reported in current earnings.

Approximately $6 million of net losses included in AOCI at December 31, 2014, is expected to be reclassified into interest expense within the next 12 months as interest payments are made. Such amount assumes no change in interest rates. Cash flows from these interest rate swap contracts are reported in cash flows from operating activities in NEP's consolidated statements of cash flows.

The fair values of NEP's derivative instruments designated as cash flow hedging instruments are included on NEP's consolidated balance sheets as follows:

	December 31, 2014		December 31, 2013
	Assets	Liabilities	Assets	Liabilities
	(millions)
Interest rate swaps:
Other non-current assets	$5	$—	$18	$—
Other current liabilities	$3	$3	$—	$4
Other non-current liabilities	$—	$7	$—	$—

Gains (losses) related to NEP's cash flow hedges are recorded in NEP's consolidated financial statements as follows:

	Years Ended December 31,
	2014	2013	2012
	(millions)
Interest rate swaps:
Gains (losses) recognized in other comprehensive income	$(26)	$14	$(4)
Losses reclassified from AOCI to net income(a)	$4	$4	$—
____________________
(a)  Included in interest expense.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following as of December 31:

	2014	2013	Range of Useful Lives (in years)
	(millions)
Power-generation assets(a)	$2,555	$1,714	5-30
Land improvements and buildings	103	81	25-30
Land	8	8
Other depreciable assets	79	46	3-30
Property, plant and equipment, gross	2,745	1,849
Accumulated depreciation	(166)	(91)
Property, plant and equipment - net	$2,579	$1,758
___________________________

(a)	Approximately 99% of power generation assets represent machinery and equipment used to generate electricity with a 30-year depreciable life.

Depreciation expense for the years ended 2014, 2013 and 2012 was approximately $77 million, $39 million and $24 million, respectively. Total net long-lived assets held by operations outside the U.S. amounted to approximately $692 million and $626 million, respectively, as of December 31, 2014 and 2013.

7.  DEBT

NEP’s long-term debt agreements require quarterly or semi-annual payments of principal and interest. The carrying value and future principal payments of NEP’s long-term debt consist of the following:

							Total Carrying Value
	2015	2016	2017	2018	2019	Thereafter	2014	2013
	(millions)
Canyon Wind:
Term loan—maturing 2030—LIBOR(a) + 2.25—3.25%	$12	$12	$12	$12	$12	$151	$211	$223
Mountain Prairie:
Senior secured notes—maturing 2030—6.56%	9	10	11	12	14	226	282	289
Genesis:
Project note—maturing 2038—4.125%	—	—	—	—	—	402	402	702
Bank loan—maturing 2019(b)—LIBOR(a) +1.2—1.3%	37	38	38	—	—	—	113	135
Senior secured notes—maturing 2038—5.60%	—	—	—	26	27	227	280	—
St. Clair:
Canadian dollar denominated Senior secured notes—maturing 2031—4.881%	7	8	8	8	8	96	135	155
Trillium:
Canadian dollar denominated Senior secured notes—maturing 2033—5.803%	7	9	9	10	10	222	267	295
Bluewater:
Canadian dollar denominated term loan—maturing 2032—CDOR(c) + 2.00—3.25%	6	6	6	6	6	116	146	—
Less: Total current maturities of long-term debt							78	370
Total long-term debt	$78	$83	$84	$74	$77	$1,440	$1,758	$1,429
________________________

(a)	LIBOR, London InterBank Offered Rate, is three-month LIBOR for Canyon Wind and six-month LIBOR for Genesis.
(b)	Principal payments represent accelerated payment schedule under the Bank loan to the extent Genesis has sufficient available cash, which would result in the repayment in full by August 2017.
(c)	CDOR, Canadian Dealer Offered Rate.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The long-term debt agreements listed above all contain provisions which, under certain conditions, restrict the payment of dividends and other distributions. At December 31, 2014 no such conditions exist and, as of December 31, 2014 and 2013, NEP was in compliance with all financial debt covenants.

On July 1, 2014, NEP OpCo and its direct subsidiaries (Loan Parties) entered into a $250 million variable rate, senior secured revolving credit facility that expires in July 2019. The revolving credit facility includes borrowing capacity for letters of credit and incremental commitments to increase the revolving credit facility to up to $1 billion in the aggregate, subject to certain conditions. Borrowings under the revolving credit facility can be used by the Loan Parties to fund working capital and expansion projects, to make acquisitions and for general business purposes. Loans outstanding in U.S. dollars under the revolving credit facility will bear interest at either (i) a base rate, which will be the higher of (x) the federal funds rate plus 0.50%, (y) the administrative agent's prime rate or (z) the one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or (ii) one-, two-, three- or six-month LIBOR plus an applicable margin. Loans outstanding in Canadian dollars will bear interest at either (i) a Canadian prime rate, which will be the higher of (x) the Canadian prime rate of a Canadian branch of the administrative agent and (y) the one-month CDOR plus 1.0%, in each case, plus an applicable margin; or (ii) one-, two-, three- or six-month CDOR plus an applicable margin. The revolving credit facility will be subject to a facility fee ranging from 0.375% to 0.50% per annum depending on NEP OpCo's leverage ratio (as defined in the revolving credit facility). The revolving credit facility is secured by liens on certain of the assets of NEP OpCo, and certain other assets of, and the ownership interest in, one of its direct subsidiaries. The revolving credit facility contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the revolving credit facility and related documents. Additionally, NEP OpCo and one of its direct subsidiaries are required to comply with certain financial covenants on a quarterly basis and NEP OpCo's ability to pay cash distributions is subject to certain other restrictions. All borrowings under the revolving credit facility are guaranteed by NEP OpCo and NEP, and must be repaid by the end of the revolving credit term. At December 31, 2014, no amounts had been drawn under the revolving credit facility. At July 2, 2015, $79 million is outstanding under the revolving credit facility.

On April 28, 2015, the Loan Parties entered into an amendment of the revolving credit facility. The amendment provides, among other things, that the Loan Parties may incur secured and unsecured indebtedness from lenders outside of the revolving credit facility, provided, among other things, that such indebtedness is at most equal in priority of payment and security with the loans made pursuant to the revolving credit facility. In addition, the amendment eliminates certain conditions to the exercise of the option to increase the commitments under the revolving credit facility.

This credit facility contains various covenants and restrictive provisions that limit NEP OpCo’s ability to, among other things:

•incur or guarantee additional debt;
•make distributions on or redeem or repurchase common units;
•make certain investments and acquisitions;
•incur certain liens or permit them to exist;
•enter into certain types of transactions with affiliates;
•merge or consolidate with another company; and
•transfer, sell or otherwise dispose of projects.

In connection with the acquisition of assets in May 2015 (see Note 1), a subsidiary of NEP entered into a $313 million term loan due May 6, 2016. The loan is secured by liens on, among other things, certain assets of two of NEP’s indirect subsidiaries and an ownership interest in one of NEP’s indirect subsidiaries. The term loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loan agreement and related documents. Additionally, NEP OpCo and another of NEP’s subsidiaries are required to comply with certain financial covenants on a quarterly basis and their ability to pay cash distributions to their equity holders is subject to certain other restrictions. All borrowings under the term loan are guaranteed by NEP and NEP OpCo.

On June 12, 2015, a subsidiary of NEP borrowed approximately $31 million under a limited-recourse term loan agreement. The proceeds from the term loan were used to reimburse a subsidiary of NEP for a portion of its cost to acquire Shafter. Interest on the term loan is fixed at 4.52% and is payable semi-annually. The first principal payment on the term loan is due in October 2015, and is payable semi-annually thereafter through April 2033. The term loan is secured by the assets of, and the equity interests in, a subsidiary of NEP.

8.  INTANGIBLE LIABILITIES

NEP’s intangible liability is the result of a 2012 acquisition that resulted in St. Clair assuming liabilities for the acquired RESOP contracts. The acquired value represents the fair value of the RESOP contracts, which were out-of-the-money contracts, at the acquisition date. The recorded intangible liabilities are amortized to operating revenues through February 2032, according to the cash flow benefits or detriments associated with the contracts as determined at acquisition. The liabilities as of December 31, 2014 and 2013 were approximately $7 million and $8 million, respectively and are included in other non-current liabilities on the accompanying consolidated balance sheets. NEP recorded approximately $1 million of amortization for each of the years ended December 31, 2014 and 2013. Estimated amortization over the next five years is approximately $1 million in each year.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	Accumulated Other Comprehensive Income (Loss)
	Net Unrealized Gains(Losses) on Cash Flow Hedges	Net Unrealized Gains (Losses) on Foreign Currency Translation	Total
	(millions)
Balances, December 31, 2011	$—	$—	$—
Other comprehensive income (loss) before reclassification	(4)	2	(2)
Balances, December 31, 2012	(4)	2	(2)
Other comprehensive income (loss) before reclassification	11	(27)	(16)
Amounts reclassified from AOCI to interest expense	3	—	3
Net other comprehensive income (loss)	14	(27)	(13)
Balances, December 31, 2013	10	(25)	(15)
Other comprehensive loss before reclassification	(24)	(14)	(38)
Amounts reclassified from AOCI to interest expense	4	—	4
Net other comprehensive loss	(20)	(14)	(34)
Balance sheet adjustment related to transitioning from separate return method (see Note 3)	6	—	6
Balances, December 31, 2014	$(4)	$(39)	$(43)
AOCI attributable to noncontrolling interest	$(4)	$(36)	$(40)
AOCI attributable to NextEra Energy Partners, December 31, 2014	$—	$(3)	$(3)

10.  RELATED PARTY TRANSACTIONS

Each project entered into operations and maintenance (O&M) and administrative services agreements with subsidiaries of NEER whereby the projects pay a certain annual fee plus actual costs incurred in connection with certain services performed under these agreements. These services include O&M and administrative services. NEP’s operating expenses for the years ended December 31, 2014, 2013 and 2012 include approximately $4 million, $2 million and $1 million, respectively, related to such services. Additionally, Northern Colorado pays an affiliate for transmission services. NEP’s transmission expense for the years ended December 31, 2014, 2013 and 2012 represents the fees paid for these services. The net payables at December 31, 2014 and 2013, for these services as well as for payroll and other payments made on behalf of these projects, were approximately $12 million and $15 million, respectively, and are included in due to related parties on NEP’s consolidated balance sheets.

Management Services Agreement (MSA) - Effective July 1, 2014, subsidiaries of NEP entered into a MSA with indirect wholly-owned subsidiaries of NEE, under which operational, management and administrative services are provided to NEP, including managing NEP’s day to day affairs and providing individuals to act as NEP GP’s executive officers and directors, in addition to those services that are provided under the existing O&M agreements and administrative services agreements described above between NEER subsidiaries and NEP subsidiaries. NEP OpCo will pay NEE an annual management fee equal to the greater of 1% of the sum of NEP OpCo’s net income plus interest expense, income tax expense and depreciation and amortization expense less certain non-cash, non-recurring items for the most recently ended fiscal year and $4 million (as adjusted for inflation beginning in 2016), which will be paid in quarterly installments of $1 million with an additional payment each January to the extent 1% of the sum of NEP OpCo’s net income plus interest expense, income tax expense and depreciation and amortization expense less certain non-cash, non-recurring items for the preceding fiscal year exceeds $4 million (as adjusted for inflation beginning in 2016). NEP OpCo will also make certain payments to NEE based on the achievement by NEP OpCo of certain target quarterly distribution levels to its unitholders (incentive distribution rights, or IDRs). NEP’s O&M expenses for the year ended December 31, 2014 include approximately $2 million related to payments made under the MSA. There was no expense for the years ended December 31, 2013 and 2012 related to the MSA.

Cash Sweep and Credit Support Agreement (cash sweep agreement) - Effective July 1, 2014, NEP OpCo entered into a cash sweep agreement with NEER, under which NEER and certain of its subsidiaries may provide credit support in the form of letters of credit and guarantees to satisfy NEP’s subsidiaries’ contractual obligations. NEP OpCo will pay NEER an annual credit support fee based on the level and cost of the credit support provided, payable in quarterly installments. NEP’s expense for the year ended December 31, 2014 includes less than $1 million related to payments made under the cash sweep agreement. There was no expense for the years ended December 31, 2013 and 2012 related to the cash sweep agreement.

NEER and certain of its subsidiaries may withdraw funds received by NEP OpCo under the cash sweep agreement, or its subsidiaries in connection with certain of the long-term debt agreements, (Project Sweeps), and hold those funds in accounts belonging to NEER or its subsidiaries to the extent the funds are not required to pay project costs or otherwise required to be maintained by NEP's subsidiaries. NEER and its subsidiaries may keep the funds until the financing agreements permit distributions to be made, or, in

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the case of NEP OpCo, until such funds are required to make distributions or to pay expenses or other operating costs or NEP OpCo otherwise demands the return of such funds. If NEER fails to return withdrawn funds when required by NEP's subsidiaries’ financing agreements, the lenders will be entitled to draw on credit support provided by NEER in the amount of such withdrawn funds. If NEER or one of its affiliates realizes any earnings on the withdrawn funds prior to the return of such funds, it will be permitted to retain those earnings. The cash sweep amount held in accounts belonging to NEER or its subsidiaries as of December 31, 2014, was approximately $211 million and is included in due from related parties on NEP’s consolidated balance sheet. The cash sweep amount held in accounts belonging to NEER or its subsidiaries as of December 31, 2013 was approximately $12 million, and was accounted for as a members' distribution in the accompanying consolidated statement of changes in equity.

Guarantees and letters of credit entered into by related parties - Certain PPAs include requirements of the project entities to meet certain performance obligations. NEECH has provided letters of credit or guarantees for certain of these performance obligations and payment of any obligations from the transactions contemplated by the PPAs. In addition, certain of the financing agreements require cash and cash equivalents to be reserved for various purposes. In accordance with the terms of these financing agreements, guarantees from NEECH have been substituted in place of these cash and cash equivalents reserve requirements. NEECH also guarantees the Project Sweep amounts held in accounts belonging to NEER as described above. At December 31, 2014, NEECH guaranteed or provided letters of credit totaling approximately $547 million related to these obligations.

Non-current Due to Related Party - At December 31, 2014, the approximately $16 million liability reported in non-current due to related party on NEP's consolidated balance sheets represents an amount due from Palo Duro to NEER to refund NEER for certain transmission costs paid on behalf of Palo Duro. Amounts will be paid to NEER as Palo Duro receives payments from a third party for a related note receivable in the amount of approximately $16 million recorded in other non-current assets on NEP’s consolidated balance sheets.

11.  COMMITMENTS AND CONTINGENCIES

Land Use Commitments - The project owners are parties to various agreements that provide for payments to landowners for the right to use the land upon which the projects are located. These leases and easements can typically be renewed by the project owners for various periods. The annual fees range from minimum rent payments varying by lease to maximum rent payments of a certain percentage of gross revenues, varying by lease. Total lease expense was approximately $12 million, $6 million and $3 million for the years ended December 31, 2014, 2013 and 2012, respectively, and is classified as operations and maintenance expenses in NEP’s accompanying consolidated statements of income.

Genesis’ land leases include a right-of-way lease/grant that provides for payments to the U.S. Bureau of Land Management (BLM) for the right to use the public lands upon which the project is located. The lease may be renewed at expiration at Genesis’ option and will be subject to the regulations existing at the time of renewal. In connection with the terms of this lease, Genesis obtained a surety bond from a non-affiliated party in favor of the BLM for $23 million. The surety bond remains in effect until the BLM is satisfied that there is no outstanding liability on the bond or satisfactory replacement bond coverage is furnished.

The related minimum and varying lease payments are based on fair value. These payments are considered contingent rent and, therefore, expense is recognized as incurred.

The total minimum non-cancelable rental commitments at December 31, 2014 under these land use agreements are as follows:

Year Ending December 31,	Land Use Commitments
(millions)
2015	$5
2016	5
2017	5
2018	5
2019	5
Thereafter	143
Total minimum land use payments	$168

Development, Engineering and Construction Commitments - At December 31, 2014, Shafter had several open engineering, procurement and construction contracts related to the procurement of materials and services. Those contracts have varying payment terms and some include performance obligations that allow Shafter to receive liquidated damages if the contractor does not perform. During the year ended December 31, 2014, Shafter purchased approximately $5 million under these contracts, for which costs have been capitalized in construction work in progress. At December 31, 2014, Shafter has remaining commitments under these contracts of approximately $11 million.

NEXTERA ENERGY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

Letter of Credit Facility - Genesis entered into a letter of credit (LOC) facility (LOC facility), under which the LOC lender may issue standby letters of credit not to exceed approximately $83 million, with a maturity date of August 15, 2017.

The purpose and amounts of letters of credit outstanding as of December 31, 2014 are as follows:

LOC Facility Purpose	Amount	Outstanding Dates
	(millions)
PPA security	$25	September 2011 - Maturity
Large generator interconnection agreement obligations	12	September 2011 - Maturity
O&M reserve	10	December 2013 - Maturity
Debt service reserve	35	August 2014 - Maturity
Total	$82

Canadian FIT Contracts - The FIT contracts relating to Summerhaven, Conestogo and Bluewater require suppliers to source a minimum percentage of their equipment and services from Ontario resident suppliers to meet the minimum required domestic content level (MRDCL). The MRDCL for Summerhaven and Conestogo is 25% and the MRDCL for Bluewater is 50%. Following their respective CODs, Summerhaven, Conestogo and Bluewater submitted reports to the IESO summarizing how they achieved the MRDCL for their respective projects (domestic content reports) and the IESO issued letters to Summerhaven, Conestogo and Bluewater acknowledging the completeness of their domestic content reports. The IESO has the right to audit the Summerhaven, Conestogo and Bluewater projects for a period of up to 7 years post-COD to confirm that they complied with the domestic content requirements under their respective FIT contracts and achieved their respective MRDCLs. The failure by any of these projects to achieve its MRDCL could result in a default by such project under its FIT contract, which default may not be possible to cure and could result in a termination of its FIT contract, without compensation, by the IESO. A termination of the FIT contract for Summerhaven, Conestogo or Bluewater could negatively affect revenues generated by such project and have a material adverse effect on NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders.

12. QUARTERLY DATA (Unaudited)

Condensed consolidated quarterly financial information is as follows:

	March 31(a)	June 30(a)	September 30(a)	December 31(a)
	(millions, except per unit amounts)
2014
Operating revenues(b)	$59	$87	$89	$69
Operating income(b)	$30	$50	$52	$28
Net income(b)	$6	$22	$24	$—
Net income attributable to NEP(b)	n/a	n/a	$3	$—
Earnings per unit - basic and assuming dilution(b)	n/a	n/a	$0.17	$(0.01)
Distributions per unit	n/a	n/a	$—	$0.1875
High-low common unit sales prices	n/a	$33.90 - $31.32	$37.99 - $31.90	$38.81 - $28.95
2013
Operating revenues(b)	$32	$34	$28	$48
Operating income(b)	$15	$19	$9	$23
Net income(b)	$—	$10	$(2)	$7
______________________

(a)
In the opinion of NEP, all adjustments, which consist of normal recurring accruals necessary to present a fair statement of the amounts shown for such periods, have been made. Results of operations for an interim period generally will not give a true indication of results for the year. Variations in operations reported on a quarterly basis primarily reflect the seasonal nature of NEP's business.

(b)	The sum of the quarterly amounts may not equal the total for the year due to rounding.